Exhibit 5.1

DLA Piper LLP (US) 3203 Hanover Street Suite 100 Palo Alto, CA 94304-1123 www.dlapiper.com T 650.833.2000 F 650.833.2001

August 15, 2024

Predictive Oncology Inc.

91 43rd Street, Suite 110

Pittsburgh, PA 15201

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Predictive Oncology Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by the selling stockholders named in the Registration Statement (as defined below) of an aggregate of 1,983,302 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) held by certain selling stockholders. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2024 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)	the Registration Statement, including the Prospectus;

(b)	the Certificate of Incorporation of the Company, together with all amendments and supplements thereto filed through the date hereof (the “Charter”), as certified as of a recent date by the Secretary of State of the State of Delaware (the “SOS”), and by the Secretary of the Company to be in effect on the date hereof;

(c)	the Second Amendment and Restated Bylaws of the Company, as amended and restated to the date hereof (the “Bylaws”), as certified by the Secretary of the Company to be in effect on the date hereof;

(d)	resolutions adopted by the Board of Directors of the Company (the “Board”) on August 15, 2024, relating to, among other matters, the authorization of the filing of the Registration Statement (in the form attached to the Secretary’s Certificate);

(e)	a good standing certificate for the Company, dated as of August 14, 2024, issued by the SOS; and

(f)	a certificate executed by the Secretary of the Company (the “Secretary’s Certificate”), dated as of the date hereof, as to certain factual matters therein.

Predictive Oncology Inc.

August 15, 2024

In examining the Documents, we have assumed, without independent investigation, the genuineness and validity of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power and authority (corporate, trust, partnership or other) to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action (corporate, trust, partnership or other) and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Secretary’s Certificate.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and non-assessable, and have been duly authorized by all necessary corporate action of the Company.

In addition, the foregoing opinion is further qualified as follows:

(a)	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)	We do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the New York Business Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the New York Constitution and the reported judicial decisions interpreting the foregoing). This opinion concerns only the effect of such laws (exclusive of the principles of conflict of laws) as currently in effect. As to matters of such laws, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(c)	We express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of any jurisdiction.

(d)	The opinion stated herein relating to the validity and binding nature of obligations of the Company is subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(e)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

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Predictive Oncology Inc.

August 15, 2024

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ DLA Piper LLP (US)

DLA PIPER LLP (US)

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